EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES SEPTEMBER CASH DISTRIBUTION

Dallas, Texas, September 20, 2024 – Argent Trust Company, as Trustee of the Cross Timbers Royalty Trust (the “Trust”) (NYSE: CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.102230 per unit, payable on October 15, 2024, to unitholders of record on September 30, 2024. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)

Current Month Distribution	16,000	138,000	$77.46	$3.29

Prior Month Distribution	13,000	67,000	$76.84	$3.33

(a) Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Litigation Settlement in Current Month Distribution

A federal district court approved the settlement of a royalty class action lawsuit against XTO Energy Inc. (Chieftain Royalty Company v. XTO Energy Inc.) in March 2018. In July 2018, the class plaintiffs submitted their plan to allocate the settlement funds among members of the class. After that plan of allocation was approved, XTO Energy advised the Trustee that, based upon that plan, approximately $40,000 should be allocated to the Trust as additional production costs.

The Trustee objected to similar claims relating to the Chieftain settlement with respect to another trust for which it serves as trustee (the Hugoton Royalty Trust) in an arbitration styled Simmons Bank (successor to Southwest Bank and Bank of America, N.A.) vs. XTO Energy Inc. through the American Arbitration Association. The Trustee and XTO Energy entered into a settlement agreement on June 18, 2024, which resolved the issues subject to the arbitration. As a result, the September 2024 distribution includes a $24,128 (net to the Trust) deduction allocated to the Trust as a production cost for the Chieftain settlement.

Excess Costs

XTO Energy has advised the Trustee that excess costs increased by $124,000 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests total $3,847,000, including accrued interest of $1,034,000.

For more information on the Trust, including the annual tax information, distribution amounts, and historical press releases, please visit our website at www.crt-crosstimbers.com.

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Contact:	Nancy Willis Director of Royalty Trust Services Argent Trust Company, Trustee 855-588-7839